Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is entered into as of September 16, 2024 (the “Effective Date”), by BPR Cumulus LLC, a Delaware limited liability company (“BPR Cumulus”), and Allied Gaming and Entertainment, Inc, formerly Allied Esports Entertainment, Inc., a Delaware Corporation (“AGAE”). BPR Cumulus and AGAE may collectively be referred to herein as the “Parties” and each, a “Party”.

RECITALS.

FIRST:	On January 14, 2020, BPR Cumulus and AGAE executed that certain Share Purchase Agreement (as amended, the “SPA”) and Escrow Agreement (as amended, “Escrow Agreement”) where BPR Cumulus agreed to purchase and acquire 758,725 shares of Common Stock of AGAE (the “Purchased Shares”) for the purchase price of $5,000,000 (approximately $6.59 per share) (the “Purchase Price”). BPR Cumulus directed the Purchase Price funds of $5,000,000 (the “Funds”) to be deposited into an Escrow Account entitled Continental Stock Transfer & Trust Company as Agent (the “Escrow Agent”) for Allied Esports Entertainment Inc. 2020 Escrow (the “Escrow Account”), and AGAE asserts it issued the Purchased Shares to BPR Cumulus pursuant to the terms of the SPA.

SECOND:	The Purchase Price was to be used by AGAE for the development and operation of at least two (2) Esports Venues at malls owned and/or operated by BPR Cumulus or any of its affiliates (each, a “Brookfield Properties Mall” and collectively, the “Brookfield Properties Malls”). Pursuant to the SPA, the parties agreed to enter into the First Esports Venue Lease as soon as reasonably practicable following the Closing Date and the parties were to mutually agree upon the location of the second Esports Venue and enter into the Second Esports Venue Lease as soon as reasonably practicable following the full execution of the First Esports Venue Lease. Among other things, AGAE was also required to file a registration statement with the Securities and Exchange Commission registering the resale of the Purchased Shares on or prior to March 30, 2020.

THIRD:	After the Closing Date of January 16, 2020, Allied Esports International Inc. asserts that it executed an Event Agreement (Single Shopping Center) (“Event Agreement”) dated February 4, 2021 with First Colony Mall, LLC. Due to the covid-19 epidemic, Allied Esports International Inc. asserts that the performance of SPA and Event Agreement were adversely affected.

FOURTH:	To avoid litigation and further attorney’s fees, the Parties desire to settle their dispute related to the performance of SPA, Escrow Agreement and Event Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

OPERATIVE PROVISIONS

1. ACCURACY OF RECITALS. All of the statements contained in the Recitals above are accurate and, by this reference, are hereby incorporated into and made a part of the body of this Agreement. Each of the Parties hereby acknowledges that all of the Recitals stated above are true and correct.

2. TERMINATION AND SETTLEMENT PAYMENT. To settle the aforesaid dispute and avoid the time and expense of litigation, BPR Cumulus and AGAE agreed to the following arrangement (“Settlement Payments”):

2.1 $5,000,000 will be released from the Escrow Account pursuant to the Joint Instructions to Escrow Company, as described in Section 4 below, with $3,000,000 paid to BPR Cumulus and $2,000,000 paid to AGAE, or their respective designee.

3. MUTUAL RELEASE.

3.1 Except for the obligations of the Parties set forth in this Agreement, upon the Parties’ receipt of the Settlement Payments pursuant to Section 2.1 of this Agreement, the Parties each hereby fully, finally, absolutely, and forever release and discharge each other and their respective present and former subsidiaries, affiliates, members, partners, directors, officers, employees, agents, representatives, stockholders, attorneys, successors, and assigns (collectively, the “Released Parties”), of and from any and all claims, controversies, disputes, rights of set-off, liabilities, obligations, demands, damages, debts, liens, actions, and causes of action of any and every nature whatsoever, known or unknown, liquidated or unliquidated, contingent or non-contingent, whether at law, by statute or in equity, in contract or in tort, under state and federal jurisdiction, and whether or not the economic effect of such alleged matters arise or are discovered in the future, that any of the Parties may now have or may claim to have against any of the Released Parties arising out of, connected with, or relating to (i) the Brookfield Properties Malls, the Escrow Agreement, the SPA, the Event Agreement and (ii) any other act or omission of any of the Released Parties arising on or before the Effective Date of this Agreement.

3.2 Except for the obligations of the Parties as set forth in this Agreement, the release described in Section 3.1 above is intended to be, and is, a full, complete, and general release in favor of each of the Released Parties.

3.3 The Parties hereby absolutely, unconditionally, and irrevocably, covenant and agree with and in favor of each of the Released Parties that they will not sue (at law or in equity) any of the Released Parties on the basis of any claim released, remised, and discharged by any of the Parties pursuant to Section 3.1 above. If the Parties or any of their respective successors, assigns, or other legal representatives violate the foregoing covenant, the Parties, for themselves and respective successors, assigns and legal representatives, agree to pay, in addition to such other damages as any of the Released Parties may sustain as a result of such violation, all attorneys’ fees and costs incurred by any of the Released Parties as a result of such violation.

4. JOINT INSTRUCTIONS TO ESCROW COMPANY.

4.1 Upon execution of this Agreement by the Parties and delivery of this Agreement to the Escrow Agent, the Escrow Agent is hereby authorized and instructed to immediately distribute the Funds in the Escrow Account as follows:

4.2 The Escrow Agent shall disburse $3,000,000 to BPR Cumulus.

4.3 The Escrow Agent shall disburse $2,000,000 to AGAE.

4.3 The Escrow Agent shall disburse the Funds by wire transfer to the following accounts for BPR Cumulus and AGAE:

For BPR Cumulus:

Bank Name: US Bank

Bank Address: St. Paul, MN

Account Title: BPR Nimbus LLC

Account Number: 104791443336

Routing Number: 091000022

Swift Code: USBKUS44IM

For AGAE:

Bank Name: Cathay Bank

Bank Address: 777 North Broadway Los Angeles, CA 90012

Account Title: Preferred Business Money Market

Account Number: 85006599

Routing Number: 122203950 (domestic wire)

Swift Code: CATHUS6LXXX (international wire)

4.4 Upon disbursement of all of the Funds pursuant to the terms of this Section 4, and in accordance with the Escrow Agreement, the Escrow Agent shall be relieved of further obligations.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS.

5.1 The Parties represent, warrant and covenant to each other that the execution and delivery of this Agreement, and the performance of the obligations hereunder have been duly authorized and constitute legal, valid, and binding obligations of the Parties.

5.2 The Parties represent and warrant that they are the owners of, and have not sold, assigned, conveyed, or otherwise transferred, prior to execution of this Agreement, any claim, counterclaim, demand, cause of action, obligation, damage, or liability settled herein, released herein, or related to this Agreement.

5.3 The Parties are entering into this Agreement freely, without coercion, and not in reliance upon any representations or promises made by each to the other, except for the representations and promises contained in this Agreement. Each Party has been represented by counsel of its choice with respect to this Agreement, and has had the opportunity to consult with its respective counsel. Each Party understands and is fully aware of this Agreement’s contents and of its legal effect, and each is voluntarily entering into this Agreement upon the legal advice of its counsel.

5.4 Between AGAE and BPR Cumulus themselves only, the entities agree that the SPA and Escrow Agreement are hereby terminated and that there no surviving clauses or provisions—including any and all indemnity provisions—from either agreement. Otherwise, the original indemnification provisions remain unchanged.

6. COVENANT AS TO FURTHER ASSURANCES. Each of the Parties hereto covenants that each will, from time to time, execute and deliver such further instruments and take such further action as are reasonably necessary to carry out the purposes of this Agreement.

7. NO ADMISSION. The Parties each agree that this Agreement and the matters set forth herein, including the actions of the Parties, is a result of compromise and shall not be construed as any admission by any Party of any wrongdoing, fault, and/or liability of any kind or nature whatsoever, of/to any person and/or entity, with respect to the matters described herein, any breach of any agreement, and/or any violation of any law and/or regulation, or otherwise.

8. SEVERABILITY OF PROVISIONS. A determination that any provision of this Agreement that is of an immaterial nature is unenforceable or invalid will not affect the enforceability or validity of any other provision hereof, and any determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.

9. BINDING EFFECT. The terms, provisions, representations, and warranties set forth herein will inure to the benefit of, and bind the Parties hereto and their respective heirs, devisees, representatives, successors, and assigns

10. THE PURCHASED SHARES. Within ten (10) business days of the execution of this Agreement, AGAE shall (i) remove any currently existing restrictions on the Purchased Shares, which otherwise limit BPR’s ability to freely resell the Purchased Shares, including, but not limited to, removing any restrictive legends applicable to the Purchased Shares, whether they be in certificate or book entry form, and (ii) provide documentation that AGAE has removed any and all currently existing restrictions, including confirmation from AGAE’s transfer agent or an opinion from AGAE’s counsel.  AGAE further agrees that it will take all reasonably necessary actions to allow, and will use reasonable best efforts to ensure, that AGAE’s counsel and transfer agent facilitate the sale or transfer of the Purchased Shares to any purchaser which BPR in its sole discretion selects. The Parties agree that BPR has the right in its sole discretion, but not the obligation, to request that AGAE undertake reasonable efforts to locate potential purchasers of the Purchased Shares.

11. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all Parties hereto had signed the same document. All such counterparts will be construed together and will constitute one instrument, but in making proof hereof it will only be necessary to produce one such counterpart. Signatures transmitted via facsimile, .pdf, or other electronic means will be deemed to be original signatures and will bind the respective signing Party.

12. SOLE AGREEMENT. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

13. ATTORNEYS’ FEES. In the event of any breach, claim, or dispute among any of the Parties affecting or relating to the subject matter or performance of this Agreement, the prevailing party will be entitled to recover from the non-prevailing party all of the prevailing party’s fees and costs, including, without limitation, attorneys’ and expert witness fees, regardless of whether any formal lawsuit or similar proceeding is filed.

14. APPLICABLE LAW. This Agreement will in all respects be governed by and construed in accordance with the laws of the State of Delaware. Each Party hereto hereby irrevocably agrees that any dispute related to this Agreement shall exclusively be held in a venue in any court of competent jurisdiction in the State of Delaware, and the Parties submit to the jurisdiction thereof and hereby irrevocably agrees that all claims in respect of such action or proceeding will be heard and determined in a state or federal court in the State of Delaware.

15. CONSTRUCTION. The Parties acknowledge that the Parties and their counsel have reviewed and revised this Agreement and that the normal rules of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

16. NO THIRD PARTY BENEFICIARIES. No other person or entity is intended to benefit from this Agreement other than the Parties hereto.

17. MISCELLANEOUS. Within this Agreement, words of any gender will be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires. Captions in this Agreement are intended for convenience only and are not to be considered in interpreting the provisions hereof. The Parties agree that time is of the essence with respect to this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Settlement Agreement and Release to be effective as of the date set forth above.

BPR CUMULUS LLC,
a Delaware limited liability company

By:	BPR OP, LP, a Delaware limited partnership, its managing member

By:	BPR Real Estate Holding II LLC, a Delaware limited liability company, its general partner

By:	/s/ Jeff Stevenson
Name:	Jeff Stevenson
Title:	Assistant Secretary

AGAE:

ALLIED GAMING AND ENTERTAINMENT, INC.

By:	/s/ Yinghua Chen
Name:	Yinghua Chen
Title:	Chief Executive Officer